May 2018

Dear Allegiant Shareholder:

Allegiant’s net income in 2017 was $194.9 million or $12.07 per share on our 16.1 million average shares outstanding during the year. We had the 2nd highest operating margin in the industry, just over 17 percent (excluding the one-time write down of the MD80s). We increased revenues 10.3 percent to $1.5 billion. During the past 61 quarters of consecutive profitability, including first quarter 2018, our cumulative net income has been $1.2 billion. Our earnings per share in 2006 (we held our IPO in December of 2006) was $.52. The past two years (2016 and 2017) we have averaged $12.57 per share annually or almost a 25-fold increase in EPS. We are proud of our achievements as a public company during these past eleven years. These impressive results were built on our core fundamentals - safety, simplicity, cost discipline and flexibility.

We are in the final stages of converting to an all Airbus fleet. In 2018 we will add 30 Airbus aircraft to our certificate, retiring the final MD80 by year end. Our Sunseeker concept was developed during this past year. John Redmond, our president, saw an opportunity in Port Charlotte, Florida and assembled a 23-acre site during the first half of the year and began planning a destination resort during the second half. You can see a terrific representation of this planned, world class destination @SunseekerResorts.com. We look forward to seeing this project come together in the next two years, providing an excellent leisure destination product offering for our customers.

The past 16 years, since we began this journey in 2001, has seen a great company grow out of an idea and an approach based on being different, resulting in a company that is sustainable and capable of growing to a meaningful player in the leisure travel business. Allegiant 2.0 is the next chapter in this saga. This note provides you some insights into how we are thinking and the steps we are taking to make this vision a reality.

Fleet Transition
The changeover to an all Airbus fleet is the first major step in Allegiant 2.0. We wanted to complete this one-time changeover sooner than planned because of both operational and cost benefits so we asked the team to compress the schedule by a year, completing the transition by the end of 2018 versus the planned 2019 date. During 2018 we will add 30 Airbus aircraft and retire 37 MD80s.

This transition has a number of one-time expenses. We need extra personnel to facilitate the necessary training. We have to train 400 pilots and 300 mechanics who currently fly and work on our MD80s. As an example, each pilot’s training regimen requires upwards of 75 days. Additional personnel were added in 2016 to facilitate the transition. They will be absorbed back into the system through growth in 2019.

The Model is Alive and Well
Paramount in this transition is the continuity of our unique Allegiant model, particularly the excellent economic advantages. When we began Allegiant 1.0 in the early 2000s, we had minimal capital available and needed a capital light, used aircraft. The MD80 was a perfect fit, particularly after the more than 50 percent drop in its ownership cost after 9/11. Our initial purchase price was $6 to $7 million, declining to $3 million per aircraft for our later aircraft.

Fast forward to today. We still approach our Airbus fleet in the same way, acquisition of quality, used aircraft. But depending on age and maintenance status, a used Airbus is 3 to 5 times the ending $3 million cost of our final MDs (the exception is the 12 new aircraft we are purchasing directly from Airbus). How can this substantial increase in capital cost square with the lower capital cost Allegiant 1.0 model? How will the more expensive Airbus allow us to maintain the same low utilization and operational flexibility, to adjust capacity to fit different macroeconomic environments or changes in competition?

Simply put, this newer generation aircraft is more operationally efficient than the MD80, including:

1)	Increased fuel efficiency. We will have increased fuel efficiency from 59 to 85 Available Seat Miles (ASMs) per gallon, a 44 percent increase compared to our MD80s,

2)	Improved Reliability. Newer generation aircraft have better operational reliability.

3)	Increased Utilization. Given the benefit of better fuel metrics and operational reliability, we will be able (and have been so far) to increase our daily utilization, making our fleet more productive.

This combination of benefits from our Airbus fleet, particularly a 44 percent improvement in fuel efficiency, is powerful. This additional utilization will allow us to profitably add more off peak flying. Today our Airbus aircraft generate more earnings per aircraft (even with the higher cost per aircraft) than our MD80s.

Capital Requirements
But how should we think of the capital cost of this aircraft compared to the MD? We had to pay all cash for MD80 aircraft; there was no debt financing for MD80s. Our average cash outlay was $5 million per aircraft.
The Airbus, at 3-5 times more expensive would be a difficult capital transition were it not for the availability of debt financing. Unlike the MD80, the Airbus is a very financeable aircraft. As a result, the Airbus has the same cash capital requirements of the MD. If the asset cost is offset with the associated debt on each aircraft, the net ‘cash’ invested is virtually the same as the MD, namely a ‘net’ $5 million cash investment for an aircraft with on average more seats and better fuel performance. Using this approach also dramatically improves the ROIC on the ‘net’ asset; it is now comparable to the MD. Lastly, our Airbus per aircraft profitability has increased substantially over the MD.

Today’s capital markets are awash in capital looking for opportunities to enhance returns above cash interest rates. Commercial aircraft, new or used, are among the most desirable assets for this capital, both equity and debt. We are fortunate to be re-fleeting at this point in our history. We have many banks worldwide from Japan, Europe, the U.S. offering us debt financing for our used Airbus aircraft at rates unthinkable as little as ten years ago.

But what about the increased debt associated with the Airbus aircraft? Given we have been profitable 61 consecutive quarters, we believe we know how to earn a proper return with aircraft assets. In fact, during the past ten years we have arguably had the highest margins of any carrier in the U.S or worldwide for that matter. Using inexpensive debt capital, available from many sources to finance our fleet is the best way for us to optimize returns and maintain our model’s financial performance. When one uses the ‘net’ approach of asset cost less associated debt, the ROIC is north of 20 percent for capital that is costing us 250 to 350 basis points.

But what if there is a macro economic problem? What would we do? We have had real world experience in difficult times. During the worst of 2008, when oil was peaking at $147 per barrel, we reduced capacity aggressively and were profitable through that difficult summer. Indeed, from 2007 to 2009, we grew operating income 177 percent, from $44 million to $122 million. Additionally, in 2009 we had an annual operating margin of 22 percent, primarily due to the large drop in the price of oil. It has been our experience if there is an economic downturn, the price of oil historically tracks this decline, more than offsetting the impact of reduced traffic and yields.

The combination of this management team, operating this model, has a proven track record. Allegiant 2.0, with our all Airbus fleet, will continue the winning ways of Allegiant 1.0 of the past 16 years.

Sunseeker Resort
As our name states, we are a travel company, Allegiant Travel Company. The critical component of this effort has been our airline. Since 2002 we have generated $10.6 billion in revenues including over $3 billion of ancillary revenues through the sale of seats, bags, on board items and other products. Part of our travel company pedigree has been our 3rd party sales of other destination products, hotels, rental cars etc. since 2002. During this 16-year period we have generated $350M+ of operating income from these sales or almost 20 percent of our $1.87 billion of operating income.

We hired John Redmond as President in September 2016 to take advantage of his expertise in the hotel, resort industry. As the former CEO of MGM Resorts, John has the background and experience to expand our 3rd party products business. While the airline will maintain its dominant position, we believe enhancing our 3rd party opportunities plays to our strength.

Florida is our strength. In 2017 we carried 6.2 million passengers to and from Florida or 49 percent of all of our system passengers. In the first quarter of 2018 our year over year Florida traffic grew by almost 19 percent. But more importantly, our first quarter Punta Gorda traffic (PGD) grew by 57 percent to just over 400,000 passengers to and from PGD. There have been hotels associated with airlines previously, but none concentrated on a leisure approach. PGD is a 15 minute drive from our Port Charlotte Sunseeker location. We serve 39 cities to and from PGD and 57 cities to and from St. Pete/Clearwater (PIE) airport 80 miles north of Port Charlotte and will carry almost 4 million passengers this year to and from these western Florida Allegiant airports. Lastly, there are 10 million airline passengers (including our PGD traffic) within an hour’s drive either direction from Sunseeker. Sunseeker will be the biggest, most interesting destination on the west coast of Florida allowing us to market and sell destination packages directly to our almost ten million customers in our data base.

Future Thoughts
Most airlines in our position focus primarily on airline centric activities, growing through the addition of more airplanes and more cities. We will continue this growth as well but we have also chosen to expand our horizons and leverage our relationship with our customers.

Amazon has shown the way in focusing on customers. Their first effort is to know the customer and then focus on the product(s) they sell them. This approach has allowed them to sell many, many products to a massive customer base. They have used automation tools, the Web and the Cloud to gather data and service their customers. The airline industry is still focused on the product centric approach. Domestically airlines carry over 700 million passengers annually yet know much less than we should about our customer’s habits, wants etc. compared to the knowledge someone such as Google has about our customers.

Today we sell over 90 percent of our air and 3rd party products through the web. We have a substantial database of customers interested primarily in leisure travel. But we need additional leisure products. Historically, we have sold other company’s leisure products, hotel rooms, rental cars etc. Sunseeker will provide us with a leisure destination hotel product, located on the waterfront in Port Charlotte FL. It will be designed as a destination, where a family, a couple, a group can go and stay for a period of time. It will have an amazing pool and a number of retail and eating establishments. It will be focused on our mid-market customer and priced accordingly. We will control all aspects of the product, the hotel, the retail and the food and beverage. This has been our approach with Allegiant. We have distributed our products through our own network. Today, we still control all of our own distribution; you have to come to Allegiantair.com to purchase our products. We have the highest online sales at 94 percent in the U.S domestic airline industry. We will do the same with Sunseeker, selling directly to our leisure customers through our network.

We intend to develop other leisure products, to talk to more and more customers in our 120 different cities in the U.S. We are working on automation tools to provide us customer information, to better understand their interests and thereby offer them more attractive, affordable leisure products over and above air travel. We will continue to develop our own products and use our automation to sell these products through attractive, low cost packages, to our price sensitive customers.

Investment - Operations
Recent comments by a national news organization suggested we were not operating at the highest levels of safety. Let’s make one thing abundantly clear, safety is all we ultimately sell, it is our first focus. We must always operate at the highest levels of safety. We pride ourselves on our focus on safety and our safety culture.

We have upped our focus on the maintenance reliability of our fleet. Since last summer, we have made a number of leadership changes and increased the use of data analytics, focusing on being more proactive versus reactive with our mechanical events. This has enabled us to reduce the amount of time an aircraft is out of service by over 50 percent when comparing first quarter 2018 to first quarter 2017.

We have been among the leaders in total completion factor in the first quarter of 2018 and number one overall in the U.S. domestic industry in March, 2018 and number one or two in controllable completion, or cancellations due to maintenance. We are committed to running a safe, reliable, on-time airline. Both new and used aircraft will have mechanical issues, that is a given. How well you recover is the key differentiator in reliability. This improved reliability will also lower our costs.

Investment - People
One of our distinctive advantages is our hard-to-duplicate culture focused on developing top talent. We empower team members and provide an environment in which they have opportunities for personal growth in a wide array of areas. As such, we attract, develop and retain talented personnel, many who have grown into the best in the business at what they do. They have been and will continue to be critical to our success.

In July 2016 we reached our first collective bargaining agreement with our pilots. In December 2017 we signed our first collective bargaining agreement with our flight attendants. This labor stability combined with the ability for our flight crews to return home every night creates a very attractive place to work.

The pilot shortage problem we discussed last year is continuing, becoming more noticeable each month. As we commented last year, the upcoming retirements of as many as 50 percent of the crew members from the big 3 - Delta, American, and United - in the next ten years is a large contributor to this shortage.

The source of pilots for the majors has been (and will continue to be) from smaller carriers, including carriers such as ourselves and regional carriers. Regional carriers have historically hired younger, first-time pilots and introduced them to the commercial U.S system. As these crews gain experience, including pilot-in-command time, they become candidates for larger carriers, including Allegiant. But the number of pilots entering the system has not been sufficient to meet the coming demand. The cost of acquiring the necessary skills and required time (1500 hours of flying) can approach $200,000. This is a steep financial hurdle for a person in their 20s. There must be an effort to move qualification requirements to a competency based training versus an absolute number of hours requirement currently in place. 1500 hours of single engine, single cockpit flying is insufficient experience for many would-be pilots to operate a complex, commercial aircraft in today’s air traffic environment while a properly trained pilot with 250 to 300 hours of dual cockpit and full motion simulator training could be very capable in this scenario. The critical component is competency, not the number of hours.

Capital Management
This past year we invested over $650 million in our company, the largest capital investment year in our history. Nearly 80 percent of it was for the acquisition of Airbus A320 series aircraft. As we previously noted, the Airbus aircraft is a very financeable asset. We either have financed or will be able to finance a substantial portion of these aircraft. Because of our strong financial results, and our use of external debt markets, we had sufficient resources to return in excess of $131 million to shareholders in 2017 - $46 million in quarterly dividend payments and $86 million in open market share repurchases. Our fully diluted average share count for 2017 declined approximately 400,000 shares during the year to approximately 16 million shares. Since going public in 2006, we have reduced our outstanding shares of common stock by more than 22 percent.

At the end of 2017, President Trump signed into law the Tax Cuts and Jobs Act. The passing of tax reform permanently reduced our federal tax rate by 40 percent - from 35 to 21 percent. Also in the bill was the extension of the 100 percent tax bonus depreciation for both new and used capital purchases through 2022. With our focus on used aircraft coupled with our planned development of Sunseeker Resorts, this tax reform law was timely for our planned investments. We anticipate being a non-cash tax payer for the next several years. The incentives from the tax reform are proving to be true. We are reinvesting these tax savings into new capital projects.

We are proud of our capital performance, not only last year, but in years past. This capital performance is possible because of our excellent operating results. We continue to maintain one of the best balance sheets in the industry while returning capital to you, our shareholders, as well as investing in our Company’s and our team member’s futures.

Our Culture, Our Principles
We have a proven, seasoned model. Our culture has been honed on the principles summarized earlier, with a primary emphasis on safety. We are focused on offering our customers a value proposition exceeding their expectations. We are also focused on creating a positive, challenging and empowering environment for our team members - one that is stimulating, where they can grow and prosper in such a way that they naturally thrive and advance the good of the organization. Financially, we are focused on profits, growth, and the best financial returns for our shareholders.

These principles continue to serve us well.

Maurice J. Gallagher, Jr.
Chairman of the Board and Chief Executive Officer